                                                                   Exhibit 10.24


                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT dated as of April 26, 2000 ("Agreement") is between Orion Power Holdings, Inc., a Delaware corporation (the "Buyer" or "Orion") and Constellation Operating Services, Inc., a Maryland corporation (the "Seller" or "COSI").

            WHEREAS, Seller owns all of the capital stock (the "Stock") of each of COSI Carr Street, Inc., a Maryland corporation, COSI Coldwater, Inc., a Maryland corporation, COSI Astoria, Inc., a Maryland corporation and COSI Great Lakes, Inc., a Maryland corporation (the "COSI Subsidiaries");

            WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Stock of the COSI Subsidiaries;

            WHEREAS, Buyer intends to hire certain COSI corporate personnel; and

            WHEREAS, Buyer and Seller intend to terminate or modify certain other agreements between them or their subsidiaries or affiliates;

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. Purchase and Sale of the Stock. (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase, on the Closing Date (as hereinafter defined), the Stock in consideration of (i) the payment of $100,000 (the "Cash Consideration") and (ii) the issuance to COSI of 12,193.548 shares of the Buyer's common stock, $.01 par value per share ("Orion Shares"). The Orion Shares shall be restricted in accordance with applicable securities laws and the terms of the Shareholders Agreement (as defined below). The Cash Consideration will be paid by bank cashier's or certified check or by wire transfer of immediately available funds to an account designated by the Seller.

            (b) If an initial public offering of Orion's capital stock (an "IPO") is consummated after the Closing, the Seller shall have the right to include in such IPO such portion, if any, of the Orion Shares as the underwriters in such IPO determine, in their sole judgment, will not adversely affect the marketing of the shares of capital stock to be sold by Orion in such IPO. To the extent that the underwriters in such IPO permit any shareholders of Orion to include shares of Orion's capital stock in such IPO, the Orion Shares that Seller wishes to include shall be given priority over all the shares any other shareholder wishes to include.

            (c) A "Triggering Event" shall be either: (i) the 30th day after the consummation of an IPO if COSI has not been permitted to sell all of the Orion Shares in such IPO or (ii) the first anniversary of the Closing if the IPO has not been consummated prior to such date. During the five day period following a Triggering Event (the "Option Period"), COSI shall have the option to sell to Orion the Orion Shares (the "Put Option"). COSI shall exercise its Put

Option by written notice to Orion given during the Option Period ("Put Option Notice"). If COSI does not give such Put Option Notice during the Option Period, the Put Option shall expire and COSI shall have no further rights with respect thereto. In the event COSI exercises its Put Option: (i) Orion will pay, within thirty (30) days of the date of the Put Option Notice, a purchase price for the Orion Shares equal to $18,900,000.00 plus interest at the rate of 8% per annum from (and including) the date of the Closing to (but not including) the date of such payment and (ii) COSI will sell such Orion Shares free and clear of any Liens (as defined below) together with such instruments of transfer and other documents as Orion may reasonably request.

            2. Closing. The closing of the transactions provided for herein (the "Closing") shall take place on the first business day after the satisfaction or waiver of the closing conditions set forth herein (the "Closing Date") at the offices of Orion, at 7 E. Redwood St., Baltimore, Maryland or at such other time and place as the parties may mutually agree.

                  2.1 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer:

                  (a) stock certificates representing the Stock duly endorsed in blank, and otherwise in proper form for transfer, with all necessary transfer taxes paid or provided for, and free and clear of all options, liabilities, obligations, pledges, security interests, liens, claims, contractual commitments, equities and encumbrances of any nature (collectively, "Liens");

                  (b) secretary's certificate of COSI certifying the charter, by-laws, authorizing resolutions and good standing of COSI and each of the COSI Subsidiaries;

                  (c) incumbency certificate of COSI;

                  (d) good standing certificates of COSI and each of the COSI Subsidiaries in each respective jurisdiction of organization and each respective jurisdiction where each of the COSI Subsidiaries is qualified to do business;

                  (e) stock record book and all other books and records of the COSI Subsidiaries;

                  (f) resignations of all directors and officers of the COSI Subsidiaries;

                  (g) executed copy of that certain Third Amended and Restated Stockholders' Agreement dated as of April 25, 2000, among the Buyer and GS Capital Partners II, L.P. (and certain affiliates), Constellation Enterprises, Inc. (and certain affiliates), Mitsubishi Corporation (and certain affiliates) and Tokyo Electric Power Company International B.V. (and certain affiliates) in the form of Exhibit A and the Amended and Restated Registration Rights Agreement in the form of Exhibit B;

                  (h) legal opinion of Seller's counsel, in the form of Exhibit
C;

                  (i) executed copy of the Technical Support Agreement (as defined below) in the form of Exhibit I;

                  (j) executed termination agreement terminating the Strategic Alliance Agreement dated March 10, 1998 between Orion and COSI (the "COSI-SAA") in the form of Exhibit D;

                  (k) executed termination agreement terminating the Employment Retirement Benefits Reimbursement and Indemnity Agreement dated July 27, 1999 between Orion and COSI (the "R&I Agreement") in the form of Exhibit E;

                  (l) executed amendment agreement amending the No-Hire Agreement dated July 27, 1999 between Orion and COSI (the "No-Hire Agreement") in the form of Exhibit F;

                  (m) executed amendment agreement amending the Non-Competition Agreement, dated March 10, 1998, between Orion and Baltimore Gas & Electric Company (the "Non-Competition Agreement") (the form of such amendment attached hereto at Exhibit G); and

                  (n) such other certificates and other documents as the Buyer or its counsel may reasonably request.

                  2.2 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to Seller:
                  (a) a stock certificate evidencing the Orion Shares. The Orion Shares will bear the following legend: THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN THE STOCKHOLDERS' AGREEMENT DATED AS OF APRIL 25, 2000, AS AMENDED FROM TIME TO TIME, BY AND AMONG ORION POWER HOLDINGS, INC. (THE "COMPANY") AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY;

                  (b) secretary's certificate of Orion certifying the charter, by-laws, authorizing resolutions and good standing of Orion;

                  (c) incumbency certificate of Orion;

                  (d) good standing certificate of Orion in its jurisdiction of organization and where it is qualified to do business;

                  (e) legal opinion of Stroock & Stroock & Lavan LLP, counsel to Orion, in the form of Exhibit H;

                  (f) executed copy of the Technical Support Agreement in the form of Exhibit I;

                  (g) executed termination agreement terminating the COSI-SAA in the form of Exhibit D;

                  (h) executed termination agreement terminating the R&I Agreement in the form of Exhibit E;

                  (i) executed amendment agreement amending the No-Hire Agreement in the form of Exhibit F;

                  (j) executed copy of the Third Restated and Amended Stockholders' Agreement among the Buyer and various holders of Orion shares of common stock in the form of Exhibit A;

                  (k) executed Amended and Restated Registration Rights Agreement among Orion and various holders of Orion shares of common stock in the form of Exhibit B;

                  (l) executed amendment agreement amending the Non-Competition Agreement in the form of Exhibit G;

                  (m) the Cash Consideration; and

                  (n) such other certificates and other documents as the Seller or its counsel may reasonably request.

            3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

                  3.1. Organization, Capitalization. (a) COSI and each of the COSI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full corporate power and authority to conduct its business as it is now being conducted. Each of the COSI Subsidiaries is qualified to do business in those jurisdictions as set forth on Schedule 3.1 hereto.

                  (b) Correct and complete copies of the certificate of incorporation and by-laws of each of the COSI Subsidiaries which currently are in effect have been made available to the Buyer. The minute books of each of the COSI Subsidiaries, all of which have been furnished to the Buyer, contain true and complete minutes and records of all meetings and other actions of its shareholder and directors from the respective dates of organization of each COSI Subsidiary, and all such meetings and actions have been duly, legally and properly held or taken.

                  (c) The authorized capital stock of COSI Carr Street, Inc. solely consists of 5,000 shares of common stock, no par value, 5,000 of which are validly issued and outstanding, fully paid, nonassessable and owned beneficially and of record by the Seller. The authorized capital stock of COSI Coldwater, Inc. solely consists of 5,000 shares of common stock, no par value, 5,000 of which are validly issued and outstanding, fully paid, nonassessable and owned beneficially and of record by the Seller. The authorized capital stock of COSI Astoria, Inc. solely consists of 5,000 shares of common stock, no par value, 5,000 of which are validly issued and outstanding, fully paid, nonassessable and owned beneficially and of record by the Seller. The authorized capital stock of COSI Great Lakes, Inc. solely consists of 5,000 shares of common stock, no par value, 5,000 of which are validly issued and outstanding, fully paid, nonassessable and owned beneficially and of record by Seller. None of the COSI Subsidiaries has any other outstanding shares or securities or any options, rights, warrants, calls or commitments relating to its authorized or issued shares of common stock. None of the COSI Subsidiaries has any subsidiaries or any equity investment in any domestic or foreign corporation, association, partnership, joint venture or other entity. The Stock has not been issued, and is not owned or held, in violation of any preemptive right of shareholders or of any federal or state securities law.

                   3.2. Authorization; Consents. This Agreement, and all other agreements contemplated hereby, have been duly authorized, executed and delivered by the Seller and are the legal, valid and binding agreements of the Seller enforceable in accordance with their respective terms. The Seller has full legal right, power and authority to execute, deliver and perform this Agreement. Except as set forth in Schedule 3.2, no filing with, notice to, approval or consent of any person or governmental authority under any law, statute, rule, regulation, contract, agreement, instrument, order, judgment or decree to which the Seller or any of the COSI Subsidiaries is subject is required to sell, assign, transfer and deliver the Stock as provided in this Agreement or to consummate the transactions hereunder.

                   3.3. Title. Seller has, and will deliver to the Buyer on the Closing Date, good title to the Stock, free and clear of any Liens.

                   3.4. No Litigation. There is no litigation or other proceeding pending or to the best knowledge of Seller threatened against any of the COSI Subsidiaries by any person or entity.

                   3.5. Business of the COSI Subsidiaries; Contracts. None of the COSI Subsidiaries presently carry, or has carried, on any business activity except activity in connection with the following Operating and Maintenance Agreements (the "O&M Agreements") between: (i) COSI Carr Street and Carr Street Generating Station, L.P. dated November 16, 1998, (ii) COSI Coldwater, Inc. and Erie Boulevard Hydropower, L.P. dated July 28, 1999, and (iii) COSI Astoria, Inc. and Astoria Generating Company, L.P. dated August 11, 1999. None of the COSI Subsidiaries is, or has been, a party to any contractual commitment of any kind, except for the O&M Agreements and any agreements entered into in accordance with the O&M Agreements.

Schedule 3.5 contains a complete list of each contract entered into by any of the COSI Subsidiaries (x) with any affiliate thereof or (y) of an amount or value in excess of $5,000.

                   3.6. Liabilities of the COSI Subsidiaries. None of the COSI Subsidiaries has any liabilities of any kind, fixed or contingent, known or unknown, except those for which such COSI Subsidiaries are entitled to reimbursement under the O&M Agreements or which are disclosed on the respective financial statements referenced in Section 3.7 below.

                   3.7 Financial Statements. The unaudited balance sheets and income statements of each of the COSI Subsidiaries for the year ended December 31, 1999, or in the case of COSI Great Lakes, Inc., February 29, 2000, have been provided to the Buyer and are attached hereto as Schedule 3.7. The balance sheets and income statements have been prepared in accordance with generally accepted accounting principles applied consistently and present fairly the financial position of the COSI Subsidiaries for the periods indicated therein.

                  3.8. Investment. (a) The Seller is acquiring the Orion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws. The Seller understands that the Orion Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein.

                   (b) The Seller has had an opportunity to review all documents and information which the Seller has requested concerning its investment and the Buyer's business and the Seller acknowledges that the information was provided to its satisfaction. The Seller has had the opportunity to ask questions of the Buyer's management, including questions concerning the business, management and financial affairs of the Buyer. Such questions were answered to its satisfaction. The Seller acknowledges that it has received all information it deemed necessary to enter into this transaction.

                   3.9 No Conflicts. Neither the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of the transactions contemplated hereby (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or failure to give notice or lapse of time or both, would constitute a default) under any contract or agreement to which the Seller or any of the COSI Subsidiaries is a party, or (b) violates the certificate of incorporation or by-laws of any of COSI or the COSI Subsidiaries or any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to any of COSI or the COSI Subsidiaries, or (c) results in any encumbrance upon any assets of COSI or any of the COSI Subsidiaries.

                   3.10 Compliance with Laws; Contracts. (a) To the best of Seller's knowledge, the operation of business by the COSI Subsidiaries has been and is being conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all governmental bodies applicable to its business, assets and operations. None of the COSI

Subsidiaries have received any notification from any governmental body of any asserted present or past failure by it to comply with any such laws, regulations or other requirements. To the best of Seller's knowledge, each of the COSI Subsidiaries has all licenses, permits, approvals, authorizations and consents of all governmental bodies and all certification organizations required for the conduct of its business in all material respects. To the best of Seller's knowledge, the operation of the business of each of the COSI Subsidiaries is and has been in substantial compliance with all such permits and licenses, approvals, authorizations and consents.

                   (b) To the best of Seller's knowledge, each of the COSI Subsidiaries is in compliance with, and not in default under any contract to which it is a party and no event has occurred which would constitute a default with the giving of notice or lapse of time or both.

                   3.11 Employees. (a) Schedule 3.11 contains a complete and accurate list of the following information for each employee, officer or director of each of the COSI Subsidiaries, including each employee on leave of absence or layoff status: employer; name; department; current compensation paid or payable; vacation accrued; and date of hire used for purposes of service credited under the benefit plans of COSI or the COSI Subsidiaries, as applicable.

                  (b) To COSI's knowledge, no present or former employee of any of the COSI Subsidiaries and no Affected Employee (as defined below) is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other entity that in any way adversely affects or will affect
(i) the performance of his duties as an employee of the Buyer or any of the COSI Subsidiaries, as applicable, or (ii) the ability of the Buyer or any of the COSI Subsidiaries, as applicable, to conduct its business.

                  3.12 ERISA. All "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all fringe benefit plans, bonus plans, stock option or other stock plans, severance plans or any other compensation agreement, plan or funding arrangement currently, or at any time, maintained by any of the COSI Subsidiaries, or to which any of the COSI Subsidiaries is or at any time has been obligated to contribute, whether or not such plan has been terminated, are listed on Schedule 3.12 (the plans listed or described on such Schedule are referred to herein as the "Plans"), and all benefits thereunder are and have been payable in all material respects on the terms described in such Plans. True and complete copies of all of the documents embodying the Plans, including, without limitation, insurance and other contracts, agreements and arrangements pertaining thereto, have been furnished to the Buyer or will be furnished prior to the Closing Date. Each of the COSI Subsidiaries has maintained and administered each Plan applicable to it in compliance in all material respects with its terms and in compliance in all material respects with all provisions of the laws, rules and regulations applicable to such Plan, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and no event has occurred nor does any condition exist which would subject the Buyer or any of the COSI Subsidiaries to any material penalty or excise tax or liability (other than liability for contributions, premiums and benefits in the ordinary course). Each Plan

(and each related trust agreement, annuity contract or other funding instrument) which is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is and has been so qualified during the period from its adoption to the date hereof. All contributions or other payments required to be made with respect to each Plan prior to or on the Closing Date have been, or will be, made on a timely basis. Each Plan can be terminated by the applicable Plan sponsor at any time and without incurring any material liability.

                   There is no Plan, contract, agreement or other arrangement covering any employee or former employee of any of the COSI Subsidiaries that, individually or in the aggregate, provides for the payment by any of the COSI Subsidiaries of any amount that is not deductible under Section 162 or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code. Neither the Seller nor any of the COSI Subsidiaries has any announced plan or legally binding commitment to create any additional benefit plans, agreements or arrangements or to amend or modify any existing Plan. With respect to each Plan subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and, if applicable, Title IV of ERISA: (A) neither any of the COSI Subsidiaries, nor any member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) of which any of the COSI Subsidiaries is or has been a member (each a "COSI Controlled Group Member"), has failed to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, including for this purpose the quarterly contribution requirements of Section 302(e) of ERISA and Section 412(m) of the Code; (B) no event or condition exists which could be deemed a reportable event within the meaning of
Section 4043 of ERISA with respect to which the notice requirement has not been waived; (C) as of the Closing Date, all required premium payments have been, or will have been, made when due to the Pension Benefit Guaranty Corporation; (D) no amendment has occurred which has required or could require any of the COSI Subsidiaries or any COSI Controlled Group Member to provide security to any such Plan under Section 401(a)(29) of the Code; (E) no such Plan has been terminated; and (F) there has not been a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) with respect to any such Plan which is a multiemployer plan (within the meaning of Section 3(37) of ERISA). With respect to each Plan subject to Title IV of ERISA, the Seller has provided or will provide prior to the Closing Date its most recent annual valuation for purposes of Statement of Financial Accounting Standards No. 87, and since each such annual valuation date neither any of the COSI Subsidiaries nor any COSI Controlled Group Member has taken any action, or failed to take any action, which would materially increase the cost of any such Plan.

                  3.13 Taxes. Except as set forth in Schedule 3.13, each of the Seller, the COSI Subsidiaries and any member of any affiliated, combined or unitary group of which the Seller is the common parent (the "Seller Group") have filed all federal, foreign, state, county and local income, excise and other tax returns or statements ("Returns") which are required to be filed by law on or before the date hereof and all such Returns are complete and correct in all material respects and correctly reflect the liability of the Seller Group for Taxes (as hereinafter defined) for the periods, properties or events covered thereby. Except as set forth on Schedule 3.13, all Taxes shown as due on the Returns of the Seller Group or otherwise due thereunder, and all Taxes accruable or otherwise attributable to events occurring prior to the Closing Date, whether disputed or not, whether or not shown on any Return, and whether or not currently due or payable, have been paid or will have been paid in full prior to the Closing Date. Except as set forth on Schedule 3.13, the federal income tax returns of the Seller Group through December 31, 1998 have been examined by the Internal Revenue Service ("IRS"), and all assessments asserted have been paid. No issue has been raised by the IRS which can reasonably be expected to result in a material deficiency for any fiscal year not so examined that has not been recorded on an accrual basis on the balance sheet of any of the COSI Subsidiaries. The balance sheet of each COSI Subsidiary includes adequate provision, on an accrual basis under generally accepted accounting principles, for all unpaid Taxes for all periods through the date of each such balance sheet, whether or not currently payable. All payroll taxes and other Taxes required to be withheld by each COSI Subsidiary from its employees, creditors or third parties have been withheld, deposited with the proper authorities without material delays, or shown as a liability in each appropriate balance sheet if not yet due for deposit, and accounted for in accordance with generally accepted accounting principles. No deficiency in respect of any Taxes which has been assessed against any COSI Subsidiary remains unpaid and neither the Seller nor any COSI Subsidiary has any knowledge of any unassessed tax deficiencies or of any audits or investigations pending or threatened against any of the COSI Subsidiaries with respect to any Taxes. Except as set forth on Schedule 3.13, there is in effect no extension for the filing of any Tax Return and neither the Seller nor any COSI Subsidiary has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax. No claim has ever been made by any Tax authority in a jurisdiction in which any COSI Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes upon any asset of any COSI Subsidiary except for liens for current Taxes not yet due. No issues have been raised in any examination by any Tax authority with respect to any COSI Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth on Schedule 3.13, neither the Seller nor any COSI Subsidiary is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes.

      For purposes of the Agreement, "Taxes" means (a) any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation or any other similar governmental charge or imposition, and (b) all obligations, including joint and several liability pursuant to the law of any jurisdiction or otherwise, for the payment of any of the types of taxes referred to in clause
(a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

                   3.14 Assets. The COSI Subsidiaries own all tangible and intangible assets necessary for or used in the operation of their businesses free and clear of any Liens. Schedule 3.14 lists all assets owned by the COSI Subsidiaries.

                   3.15 Dividends. As of the Closing Date, none of the COSI Subsidiaries has any declared but unpaid dividends to record holders of the stock of any COSI Subsidiary.

             4. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                   4.1. Organization, Capitalization. (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted. The Buyer is qualified to do business in those jurisdictions set forth on Schedule 4.1(a) hereto.

                  (b) Correct and complete copies of the certificate of incorporation and by-laws of the Buyer which currently are in effect have been furnished to the Seller.

                  (c) The authorized capital stock of the Buyer solely consists of 2,000,000 shares of common stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share of which 611,459.258 are validly issued and outstanding, fully paid, nonassessable and owned beneficially and of record by the various shareholders of the Buyer. Except as set forth in
Schedule 4.1(c), the Buyer has no other outstanding shares or any options, rights, warrants, calls or commitments relating to its authorized or issued shares of common stock. The Buyer's common stock has not been issued and is not owned or held in violation of any preemptive right of shareholders or of any federal or state securities law.

                   4.2. Authorization; Consents. This Agreement, and all other agreements contemplated hereby, have been duly authorized, executed and delivered by the Buyer and are the legal, valid and binding agreements of the Buyer enforceable in accordance with their respective terms. The Buyer has full legal right, power and authority to execute, deliver and perform this Agreement. Except as set forth in Schedule 4.2, no filing with, notice to, approval or consent of any person or governmental authority under any law, statute, rule, regulation, contract, agreement, instrument, order, judgment or decree to which the Buyer is subject is required to sell, assign, transfer and deliver its common stock as provided in this Agreement or to consummate the transactions hereunder.

                   4.3. The Orion Shares. (a) The Orion Shares are not being issued in violation of any preemptive right of shareholders or of any federal or state securities law when issued and paid for in accordance with this Agreement.

                  (b) The Buyer will deliver to the Seller on the Closing Date, good title to the Orion Shares, free and clear of any Liens other than Liens created by the Shareholders Agreement and Registration Rights Agreement.

                   4.4 Investment. (a) The Buyer is acquiring the Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Buyer understands that the Stock has not been registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer's representations as expressed herein.

                  (b) The Buyer has had an opportunity to review all documents and information which the Buyer has requested concerning its investment and each of the COSI Subsidiaries' business and the Buyer acknowledges that the information was provided to its satisfaction. The Buyer has had the opportunity to ask questions of each of the COSI Subsidiaries' management, including questions concerning the business, management and financial affairs of each of the COSI Subsidiaries. Such questions were answered to its satisfaction. The Buyer acknowledges that it has received all information it deemed necessary to enter into this transaction.

                  4.5 No Conflicts. Except as set forth in Schedule 4.5, neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or failure to give notice or lapse of time or both, would constitute a default) under any contract or agreement to which the Buyer is a party, or (b) violates the certificate of incorporation or by-laws of the Buyer or any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to the Buyer, or (c) results in any encumbrance upon any assets of the Buyer.

             5. Further Agreements of the Parties. The Seller and the Buyer hereby further agree as follows:

                  5.1.  Commitment to COSI Employees.

                  (a) At least ten (10) business days prior to the Closing Date, Buyer shall offer employment with the Buyer, as an employee-at-will, at Orion's Baltimore offices, to each individual listed on Schedule 5.1 (the "Affected Employees") who is employed by the Seller as of the Closing Date (such employees who accept employment to be known as "Transferred Employees"), with initial terms and conditions of employment, including job responsibilities and base compensation levels substantially comparable (but not necessarily identical) to the terms and conditions in effect for each such Transferred Employee immediately prior to the Closing Date and as described in Schedule 5.1 The offer shall remain open for not less than ten (10) business days. COSI shall cooperate with Orion's efforts to hire the employees listed on Schedule 5.1 (including not making any counter-offers). The Seller hereby represents that Schedule 5.1 also sets forth, with respect to each individual listed thereon, a complete and accurate list of the current compensation paid or payable, service credited for purposes of vesting and eligibility to participate under any Code section 401(k) plan of the Seller and all employee benefit plans, fringe benefit plans, bonus plans, severance plans or any other compensation agreement, plan or arrangement of the Seller covering the individuals listed on Schedule 5.1, and the Seller agrees to furnish the Buyer with either a true and complete copy of the documents embodying the plans, agreements and arrangements listed on Schedule 5.1 or a written summary thereof.

                  (b) Except as expressly set forth in this Section 5.1, the Buyer shall not assume any liabilities or obligations with respect to, and shall not receive any right or interest in, any employee benefit plans of the Seller as such employee benefit plans may apply to the Transferred Employees. The Seller shall cause all Transferred Employees to be fully vested in their benefits accrued under any employee benefit plans of the Seller as of the Closing Date. After the Closing Date, the Buyer will provide the Seller with such information as is required concerning the Transferred Employees in order to enable the Seller to determine whether, and, if so, when, a Transferred Employee will be entitled to a pension benefit or other benefits under the Seller's employee benefit plans. At the close of business on the Closing Date, all Transferred Employees shall cease participation in any and all of the Seller's employee benefit plans, except with respect to benefits accrued as of, or claims incurred on or before, the Closing Date pursuant to the terms of those plans. Notwithstanding the foregoing, the Seller shall provide and retain all liability, if any, under Seller's employee benefit plans with respect to post-retirement medical benefits to those Transferred Employees who have reached age 55 and have earned at least ten years of service with the Seller or its affiliates on or prior to the Closing Date. Transferred Employees shall commence participation in the Buyer's employee benefit plans effective as of the close of business on the Closing Date. The Seller shall cooperate with the Buyer before the Closing Date to the extent required in order to effect a transition of employee benefits as of that date.

                  (c) At the Closing, the Transferred Employees shall become eligible to participate in all then existing employee benefit plans, programs and arrangements (including, without limitation, vacation and sick day accruals) available to similarly situated employees of the Buyer; provided, however, that nothing herein shall require the Buyer to establish any employee benefit plans or provisions within such employee benefit plans that it does not currently provide to similarly situated employees. By way of example, but not limitation, the Buyer shall not be required to provide to the Transferred Employees any post-retirement medical or life insurance nor any continued medical coverage during periods of short or long term disability. The Buyer shall grant all Transferred Employees credit for all service with the Seller and the Seller's affiliates (and their respective predecessors) prior to the Closing Date for purposes of eligibility and vesting under Buyer's 401(k) Plan, for purposes of eligibility under Buyer's medical plan and all other benefit plans provided by the Buyer to similarly situated employees, and for purposes of the level of vacation and sick day benefits which may accrue after the Closing Date, which service was recognized by the Seller. The Transferred Employees shall not be granted credit for service with the Seller or its affiliates for any other purposes. The Seller shall pay to all Transferred Employees, on or prior to the Closing Date, vacation pay for all accrued but unused vacation as of the Closing Date. The Buyer shall grant to Transferred Employees credit under the Buyer's employee benefit plans for all deductible and out-of-pocket payments made by Transferred Employees prior to the Closing Date under the Seller's employee benefit plans during the current plan year for such plans, and such payments made by Transferred Employees shall apply toward any deductible and out-of-pocket maximum amounts that apply under the Buyer's employee benefit plans. Transferred Employees participating under the Seller's employee benefit plans at the Closing Date shall not be subject to any waiting periods for participation or pre-existing condition limitations in the Buyer's corresponding employee benefit plans, except to the extent that any such Transferred Employee was subject to such a waiting period or pre-existing condition limitation as of the Closing Date under any employee benefit plan of the Seller.

                   (d) With respect to the Constellation Operating Services Inc. Retirement Plan (the "Seller 401(k) Plan"), the Buyer shall cause to be assumed the accrued benefit liabilities attributable to the Transferred Employees to the extent and subject to the conditions set forth in this Section 5.1(d).

                  The Buyer shall establish or designate a defined contribution plan with a cash or deferred arrangement ("Buyer 401(k) Plan") to cover the Transferred Employees effective as of the Closing Date. The Buyer shall retain the right to modify or terminate the Buyer 401(k) Plan at any time after the Closing Date.

                  The Buyer and the Seller shall select a date during the first ninety (90) days after the Closing Date as of which the account balances of all Transferred Employees under the Seller 401(k) Plan shall be transferred to and assumed by the Buyer 401(k) Plan, and as of which a corresponding amount of assets shall be transferred from the trust established under the Seller 401(k) Plan to the trust established under the Buyer 401(k) Plan. Such assets shall be transferred in cash or in such other forms of property as shall be reasonably acceptable to the Buyer, including in the form of promissory notes evidencing outstanding loans from the Seller 401(k) Plan to the Transferred Employees. Prior to such transfer of account balances and assets, the Buyer and the Seller agree to provide such documentation as may be reasonably requested by the other party as to the tax-qualified status or their respective 401(k) plans. Each party shall pay its own expenses in connection with the transfers described in this Section 5.1(d).

                  5.2. Cooperation. Seller shall cooperate with Buyer for a period from the Closing Date through February 28, 2001 (the "Cooperation Period") to facilitate an orderly and effective transition of ownership of the COSI Subsidiaries to Buyer. During the Cooperation Period, Seller shall make its existing AS 400 and JD Edwards software available to Buyer, at no cost to Buyer, to process payroll, benefits and administration for the employees of the COSI Subsidiaries (the "Orion Services"). Further, during the Cooperation Period, Buyer shall make available to Seller the Transferred Employees to perform payroll, benefits, administration, billing, accounts payable, and other accounting services performed by such Transferred Employees prior to the Closing Date on behalf of Seller, its subsidiaries and affiliates (the "COSI Services"). For so long as Buyer is performing the Orion Services on the Seller's systems, but in no event less than six (6) months from the Closing Date, the Buyer shall make the Transferred Employees available to Seller to perform the COSI Services at no cost to Seller, provided, however that Seller shall pay one-half (1/2) of any overtime and other incremental costs attributable to the COSI Services. From the later of (i) the date Buyer ceases to use the Seller's systems to perform the Orion Services; and (ii) the date which is six (6) months following the Closing Date, through the end of the Cooperation Period, Seller shall pay Buyer, for use of the Transferred Employees to perform the COSI Services, a per hour dollar amount based on the salary of the employee performing the COSI Services. All of the Orion Services and COSI Services shall be performed at Buyer's offices unless otherwise agreed by Buyer and Seller.

                  5.3. Technical Support Agreement. At the Closing, COSI, or its successor will enter into a Technical Support Agreement with Orion (the "Technical Support Agreement"). The Technical Support Agreement will expire upon the earlier of December 31, 2002 or the date that certain Credit Agreement, dated as of July 28, 1999, by and among Orion Power New York, L.P., Banc of America Securities, LLC, Paribas, the lenders initially signatories thereto, together with those assignees pursuant to Section 9.06 thereof, and Bank of America, N.A., as amended, is repaid in full.

                  5.4. Strategic Alliance and Non-Compete Agreement. The transactions contemplated hereunder will not constitute a termination event under either the Non-Competition Agreement or the Strategic Alliance Agreement dated March 10, 1998 between Orion and Constellation Power Source, Inc. (the "CPS-SAA"), which shall remain unchanged except that termination of the COSI-SAA shall not be an event that gives right to terminate the Non-Compete. Notwithstanding the foregoing, Orion waives all prior alleged violations of the Non-Competition Agreement by Constellation Energy Group, Inc. and/or its subsidiaries or affiliates and further agrees that Constellation Energy Group, Inc. and/or its subsidiaries and affiliates may undertake "Acquisition Activities" (as defined in the Non-Competition Agreement) with respect to nuclear power generation facilities exclusively and that should Constellation Energy Group, Inc., its subsidiaries or affiliates successfully acquire a nuclear power generation facility, Orion will have no right to acquire any interest in such facility or facilities.

                  5.5. Confidentiality. At all times, after the date hereof and after the Closing Date, COSI shall, and it shall cause any person or entity controlling or controlled by it to, keep all information provided by Orion or learned during the operation of Orion's assets about its operations, positions and other proprietary matters strictly confidential, unless authorized by Orion to release such information. COSI shall not use any of such confidential information for any purpose, except as required by law and to the extent such information becomes publicly known other than by breach of this Agreement by COSI. Within COSI, COSI shall ensure that only those with a need to know shall be given access to Orion's confidential information and shall be advised of the confidential nature thereof.

                  5.6 Conduct of Business. From the date hereof until the Closing Date, except for entering into and performing under this Agreement, the effect of the consummation of the transactions contemplated hereby, or as consented to by Orion in writing, such consent not to be unreasonably withheld or delayed, the Seller shall cause each of the COSI Subsidiaries to comply with the O&M Agreements, all other contracts to which it is a party, and otherwise to conduct its business in the ordinary course in the same manner in which it previously has been conducted. Notwithstanding the foregoing, the COSI Subsidiaries may not make any asset transfers to COSI or any affiliate of COSI, or enter into any transaction with COSI or any such affiliate, except that the COSI Subsidiaries shall be entitled to dividend or otherwise distribute, to COSI or any affiliate of COSI, all monies earned and owned by the COSI Subsidiaries prior to the Closing Date.

                  5.7 Taxes. The Seller Group shall be responsible for reporting and paying all taxes that are income, franchise taxes or excise taxes based on the income or net worth of the COSI Subsidiaries for all periods, partial periods, and periods ending on or before the Closing including any such taxes resulting from or attributable to the Section 338(h)(10) Election and Section 338(h)(10) Subelections (as hereinafter defined) (collectively, "Pre-closing Taxes," "Pre-closing Tax Periods" or "Pre-closing Tax Returns"). Such Taxes shall be computed as if the Pre-closing Tax Period ended as of the Closing. Any Pre-closing Tax overpayments shall be refunded to the Seller. Each of the COSI Subsidiaries or its respective successors shall execute all documents and take all actions, in each case reasonably necessary to facilitate the Seller's receipt and negotiation of checks refunding such tax overpayments.

      The Seller shall be responsible for scheduling, conducting and resolving all audits, examinations or reviews by taxing authorities of Pre-closing Tax Returns and waiving or extending the applicable statutes of limitation with respect to such returns; provided, however, that the Seller shall secure the prior written consent of the COSI Subsidiaries (which shall not be unreasonably withheld) before disposing or otherwise resolving any issues which could affect the tax liability of the COSI Subsidiaries for any period or partial period after the Closing Date. Each of the COSI Subsidiaries or its successors shall provide the Seller's designated employees or other representative and tax auditors reasonable access to data and information relevant to the preparation and audit of Pre-closing Tax Returns during normal business hours as long as the applicable statute of limitation for any such return remains open. Any amounts owing as the result of such audits shall be the sole responsibility of the Seller.

                  5.8   Section 338 Elections and Related Matters.

      (i) Seller, on behalf of itself and on behalf of Constellation Energy Group, Inc. as common parent to COSI and the COSI Subsidiaries, and Buyer agree:

            (A) to make a timely joint election under Section 338(h)(10) of the Code with respect to the purchase of the Stock of the COSI Subsidiaries (such joint election under Section 338(h)(10) of the Code being referred to herein as the "Section 338(h)(10)Election"), and

            (B) to make (or to cause the appropriate affiliate of Seller to make) any and all similar elections available under any applicable foreign, state or local law with respect to the purchase of the Stock of the COSI Subsidiaries (such similar elections available under any applicable foreign, state or local law being collectively referred to herein as the "Section 338(h)(10) Subelections").

      (ii) As requested from time to time by Buyer (whether before, at or after the Closing), Seller shall assist Buyer in, and shall provide the necessary information to Buyer in connection with, the preparation of IRS Form 8023, Corporate Qualified Stock Purchases ("Form 8023"), and any comparable or related forms required under any applicable foreign, state or local law, and the required schedules or statements thereto (collectively, the "Section 338 Election Forms"), relating to the Section 338(h)(10) Election and any Section 338(h)(10) Subelection (collectively, the "Section 338 Elections") and the information required to be filed with any Tax Authority as a result of the Section 338(h)(10) Elections. Without limiting the generality of the preceding sentence and with respect to each Section 338 Election Form delivered by Buyer to Seller, Seller shall, no later than thirty (30) days before the Section 338 Elections (or any of them) are required to be filed (taking into account any extensions), cause each such Section 338 Election Form requested by Buyer to be duly executed by the Seller or other affiliate of Seller, as appropriate, and Seller shall deliver same to Buyer. If Buyer determines that any change is to be made in a
Section 338 Election Form previously executed by the Seller or other affiliate of Seller and delivered by Seller to Buyer, then Buyer may prepare a new Section 338 Election Form and deliver such new Section 338 Election Form to Seller, and Seller shall cause such Section 338 Election Form to be duly executed by the Seller or other affiliate of Seller, as appropriate, and shall promptly deliver such executed Section 338 Election Form to Buyer.

      (iii) Buyer shall file or cause to be filed Form 8023, and each of Buyer and Seller shall take any and all actions necessary or appropriate to effect the timely filing of any other Section 338 Election Forms required to be filed for any applicable foreign, state or local tax purposes.

      (iv) Buyer and Seller will (and Seller will cause the Common Parent and Seller's affiliated group to):

            (A)   treat the Section 338 Elections as valid and irrevocable, and

            (B) not take any action inconsistent with the treatment

       (v) Buyer and Seller shall agree upon the allocation of the consideration paid by Buyer hereunder among the assets of the COSI Subsidiaries in accordance with the rules applicable to Section 338(h) of the Code and the Treasury Regulations thereunder. Buyer and Seller shall utilize the allocation of consideration described in the preceding sentence in the preparation of all Tax Returns or forms and for all other Tax purposes. Any adjustment to the consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation. Buyer and Seller shall utilize such allocation in the preparation of any forms or information returns required under Section 338 of the Code or the Treasury Regulations thereunder and shall timely file with the appropriate governmental authorities copies of such forms or information returns. Neither Buyer nor Seller shall agree to any adjustment relating to the manner in which the consideration has been allocated as set forth in this
Section 5.8(vi) without the prior written approval of the other, which approval shall not be unreasonably withheld.

      5.9 Waiver of Certain Bankruptcy Claims. Reference is made to that certain Credit Agreement, dated as of July 28, 1999, among Orion Power New York, Banc of America Securities LLC and Paribas, as "Lead Arrangers", the financial institutions party thereto, as "Lenders", and Bank of America, N.A., as "Issuing Bank" and "Administrative Agent", including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in accordance with the terms thereof and hereof (the "Orion Power New York Credit Facility"). Reference is also made to the credit agreement to be entered into among Orion Power Midwest (Orion Power Midwest, together with Orion Power New York, collectively, the "Borrowers") and the lenders and other parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in accordance with the terms thereof and hereof (the "Orion Power Midwest Credit Facility").

      Orion and COSI acknowledge and agree that (A) in the event of (i) a bankruptcy, receivership, liquidation, dissolution, reorganization, marshaling or similar case or proceeding of any Borrower or in which the subsidiaries of any Borrower are debtors, and (ii) a substantive consolidation of any Borrower and its subsidiaries, or any of them, neither COSI nor any of its affiliates will have any rights in or to the assets of the subsidiaries of any Borrower or in any distribution therefrom that was made in violation of the provisions of either the Orion Power Midwest Credit Facility or the Orion Power New York Credit Facility, in each case with respect to any such subsidiary, until such time as the indebtedness of such subsidiary created and evidenced thereby has been irrevocably repaid in full in cash, (B) the holders of indebtedness under the Orion Power Midwest Credit Facility are relying, and have been deemed to rely, on the acknowledgment and agreement set forth in clause (A) preceding in extending indebtedness under the Orion Power Midwest Credit Facility, and (C) the holders of indebtedness under the Orion Power New York Credit Facility are relying, and have been deemed to rely, on the acknowledgment and agreement set forth in clause (A) preceding in extending indebtedness under the Orion Power New York Credit Facility. Each of the parties hereto agree that this Section 5.9 shall not be modified or amended without the prior written consent of the lenders under the Orion Power New York Credit Facility and the Orion Power Midwest Credit Facility.

                  5.10 Taxable Transaction. The Buyer and the Seller hereby agree and acknowledge that this transaction is, and shall be treated as, a taxable transaction.

                  5.11 True Up of Accounts. Certain payments due from the Buyer to the COSI Subsidiaries pursuant to the O&M Agreements, including At-Risk Fees and Earned Bonuses, for calendar year 1999 and the period January 1, 2000 through February 29, 2000, have not been paid by Buyer as of the Closing Date. It is the intent of the Buyer and Seller that the Seller shall receive all monies earned by the COSI Subsidiaries prior to the Closing Date but unpaid as of the Closing Date. The Buyer and Seller hereby agree and acknowledge that the Buyer shall pay the Seller $185,000 within thirty (30) days following the Closing and that such payment of $185,000 represents the full and final settlement of all amounts owed pursuant to the O&M Agreements for calendar year 2000.

      On or before May 5, 2000, the Buyer and Seller shall agree on the amount of the At-Risk Fees and Earned Bonuses owed to Seller for calendar year 1999 and the amount will be paid. In the event the parties cannot agree on the amount of the At-Risk Fees and Earned Bonuses, within the aforesaid period, the Buyer and Seller agree to utilize the dispute resolution procedures set forth in Section
16.7 of the Operation and Maintenance Services Agreement between Erie Boulevard Hydropower, L.P. and COSI Coldwater, Inc., dated as of July 28, 1999 (the

"Coldwater O&M Agreement"). The Buyer and Seller recognize that neither is a party to the Coldwater O&M Agreement. Nevertheless, the Buyer and Seller hereby agree to utilize the dispute resolution procedures set forth therein and such procedures shall be binding on Buyer and Seller as if set forth in their entirety (other than the last sentence of Section 16.7) herein. Any monies paid by Buyer to Seller pursuant to this Section shall be deemed to have been paid to the applicable COSI Subsidiary to which the payment relates and distributed to the Seller prior to the Closing Date.

            6.    Closing Conditions.

                  6.1 Conditions to Buyer's Obligations to Close. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

                  (a) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

                  (b) the Seller shall have performed the agreements to be performed by it on or before the Closing Date in accordance with this Agreement;

                  (c) the Seller shall have delivered to the Buyer each of the items described in Section 2.1 of this Agreement; and

                  (d) the Seller shall have provided the Buyer full opportunity to conduct a due diligence review of each of the COSI Subsidiaries and the employees listed on Schedule 5.1, and the Buyer shall have determined, in its sole discretion, that such due diligence review has been completed satisfactorily.

                  6.2 Conditions to Seller's Obligations to Close. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

                  (a) the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

                  (b) the Buyer shall have performed the agreements to be performed by it on or before the Closing Date in accordance with this Agreement;

                  (c) the Buyer shall have delivered to the Seller each of the items described in Section 2.2 of this Agreement; and

                  (d) Seller shall have received termination agreements from the beneficiaries of the following guarantees which terminate such guarantees: (i) the Guaranty by COSI to and for the benefit of Carr Street Generating Station, L.P. dated July 28, 1999, (ii) the Guaranty by COSI to and for the benefit of Erie Boulevard Hydropower, L.P. dated July 28,

1999, and (iii) the Guaranty by COSI to and for the benefit of Astoria Generating Company, L.P. dated August 20, 1999.

                  6.3 Conditions to Each Party's Obligations to Close. The respective obligations of each of the Buyer and the Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

                  (a) The waiting period under the Hart-Scott-Rodino Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

                  (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use reasonable best efforts to have any such injunction, order or decree lifted) and no stature, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the transactions contemplated hereby;

                  (c) All Federal, State and local government consents and approvals required for the consummation of the transactions contemplated hereby shall have been obtained and be final and nonappealable; and

                  (d) All consents and approvals for the consummation of the transactions contemplated hereby required under the terms of any contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, is a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, create a material adverse effect to the conduct or operation of the business of the Seller or the Buyer or the COSI Subsidiaries.

            7.    Indemnification.

                  7.1. Seller's Agreement to Indemnify. (a) Other than the costs and expenses which would have been paid by Buyer under the O&M Agreements but for the transfer of the COSI Subsidiaries (and the O&M Agreements) to Buyer, the Seller agrees to defend, indemnify and hold harmless the COSI Subsidiaries and the Buyer and each of its affiliates against and in respect of any and all damage, loss, liability, claim, cost and expense (including reasonable costs of investigation and attorney's fees) or diminution of value, resulting from any breach of representation and warranty or nonfulfillment of any agreement on the part of the Seller contained in this Agreement or in any certificate furnished by the Seller to the Buyer at the Closing.

                  (b) The Seller shall indemnify and hold harmless the Buyer, and any member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) of which the Buyer is, or will be, a member (each a "Buyer Controlled Group Member"), from and against any and all damage, loss, liability, claim, cost and expense (including reasonable costs of investigation and attorney's fees) on account of any liability (including joint and several liability) incurred by any of the COSI Subsidiaries, in connection with any employee benefit plan (as defined in Section 3(3) of ERISA) maintained or contributed to prior to the Closing Date by the Seller, or any COSI Controlled Group Member other than a COSI Subsidiary, as a result of any of the following events: (i) the termination of any defined benefit pension plan subject to the provisions of Title IV of ERISA, (ii) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from a multiemployer plan (within the meaning of Section 3(37) of ERISA),
(iii) a failure to satisfy, on or prior to the Closing Date, the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA, including for this purpose quarterly contributions required by Section 412(m) of the Code and
Section 302(e) of ERISA, and (iv) any amendment on or prior to the Closing Date to a defined benefit plan subject to Section 412 of the Code which requires the provision of security to such plan pursuant to Section 401(a)(29) of the Code; and in connection with the operation and administration of any Plan, as a result of any acts or omissions of the Seller, any of the COSI Subsidiaries or any fiduciaries of any Plan (other than acts or omissions of the Buyer or any Buyer Controlled Group Member in its capacity as fiduciary), occurring on or prior to the Closing Date.

                  (c) The Seller shall indemnify and hold harmless the Buyer, the COSI Subsidiaries, and any director, officer, employee or affiliate of any of them, from any liability for or arising from (a) Taxes that are income, franchise or excise taxes based on the income or net worth of the COSI Subsidiaries for all Pre-closing Tax Periods, and (b) all Taxes of the Seller or any member of any affiliated, combined or unitary group of which the Seller is or was a member for which any of the COSI Subsidiaries is liable either as a transferee or on a joint and several basis under the Federal consolidated return rules or any comparable rules for state and local Taxes. Notwithstanding the foregoing, the Seller shall not indemnify the Buyer for any taxes that would result in a combined payment of taxes and indemnity payment for taxes by the Seller in excess of the amount of taxes that would have been paid by the Seller if the transaction contemplated herein had been a cash purchase of all of the assets of the COSI Subsidiaries.

                  (d) It is the intention of the parties to treat the indemnification payments under this section as an adjustment to the Purchase Price or as a tax-free contribution to capital. To the extent any indemnification payments pursuant to this section are not treated as a reduction of the Purchase Price or a tax-free contribution to capital, the indemnification payments shall be "grossed up" to compensate the indemnified party for Taxes payable on the indemnity payment.

                  7.2. Buyer's Agreement to Indemnify. The Buyer agrees to defend, indemnify and hold harmless the Seller and each of its respective affiliates against and in respect of any and all damage, loss, cost and expense (including reasonable costs of investigation and attorneys' fees) resulting from any breach of representation and warranty or nonfulfillment of any agreement on the part of the Buyer contained in the Agreement or in any certificate furnished by the Buyer to the Seller at the Closing.

                  7.3. Notice of Liability; Settlement. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 7, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            8. Cooperation; Information. The Seller shall cooperate with the Buyer in the fulfillment of the Buyer's obligations pursuant to the Agreement and will from time to time make available such information with respect to the COSI Subsidiaries as the Buyer may reasonably request. The Seller will not before the third anniversary of the Closing dispose of material documents relating to the conduct of the business of the COSI Subsidiaries without first offering such documents to the Buyer.

            9.    Miscellaneous.

                  9.1. Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement, or in any document, exhibit, schedule or certificate or other writing prepared and delivered in connection herewith, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Buyer or the Seller or on its behalf.

                  9.2. Termination. This Agreement may be terminated by either party on notice to the other if the Closing shall not have occurred on or before the date which is six months from the date hereof, without liability or further obligation (except for Section 5.5 which shall survive any termination) by a party, provided that the foregoing shall not relieve a party of any claim for damages due to such party's breach of this Agreement prior to such termination.

                  9.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent (a) by telecopier (with written confirmation of receipt), provided a copy is mailed by certified or registered mail, postage prepaid and return receipt requested or (b) by a nationally recognized overnight courier service (receipt requested) to the address set forth below or to such other address of which any party may have given notice in accordance with the terms hereof.
Such notice shall be deemed delivered when received.


(a)   If to the Seller to:               Constellation Operating Services, Inc.
                                         111 Market Place, Suite 200
                                         Baltimore, Maryland 21202
                                         Attention:  Secretary

      With a copy to:                    Constellation Power, Inc.
                                         111 Market Place, Suite 200
                                         Baltimore, Maryland 21202
                                         Attention:  Bruce D. Davis, Jr.

(b)   If to the Buyer to:                Orion Power Holdings, Inc.
                                         7 East Redwood Street
                                         Baltimore, Maryland 21202
                                         Attention:  General Counsel

      With a copy to:                    Stroock & Stroock & Lavan LLP
                                         180 Maiden Lane
                                         New York, New York 10038
                                         Attention:  Michael S. Shenberg


                  9.4. Entire Agreement. This Agreement and the agreements specified herein, including all exhibits hereto and thereto, contain the entire agreement among the parties hereto and there are no agreements, representations, or warranties which are not set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein and may be amended or modified only by a writing signed by the party to be charged.

                  9.5. Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of New York without giving effect to the principles of conflicts of law.

            IN WITNESS WHEREOF, the Seller and the Buyer have duly executed this Agreement as of the date first above written.

                                        ORION POWER HOLDINGS, INC.


                                        ________________________________________
                                        Name:
                                        Title:


                                        CONSTELLATION OPERATING   SERVICES, INC.


                                        ________________________________________
                                        Name:
                                        Title: